Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Casey Reese

615-890-2020 | Media@nhccare.com

Mike Ussery to Retire as President and COO of National HealthCare Corporation After 45-Year Career.

MURFREESBORO, Tenn. – September 26, 2025 – National HealthCare Corporation (NYSE American: NHC) today announced that R. Michael Ussery will retire as the company’s President and Chief Operating Officer, effective December 31, 2025. Ussery will step down after a distinguished 45-year career of dedicated service and leadership at NHC.

Ussery’s journey with NHC began in 1980. Over the decades, he advanced through numerous operational and leadership roles, culminating in his appointment as Chief Operating Officer in 2009 and President in 2017. His career milestones include serving as a regional vice president and senior vice president of operations and earning the esteemed “Administrator of the Year” honor in 1989.

“Mike’s steadfast dedication and commitment have been integral to NHC’s success and growth for over four decades,” said Steve Flatt, Chief Executive Officer. “He has consistently embodied our founding ideals of compassion, quality, and integrity, and his operational leadership has been invaluable in shaping the company into the leader it is today. We are profoundly grateful for his contributions and wish him all the best in his retirement.”

In his time as President and COO, Ussery helped guide NHC through significant periods of change and growth, all while reinforcing the company’s culture centered on high-quality patient care.

NHC Board Chairman Robert Adams added: “I had the pleasure of working closely with Mike since he was hired in 1980 until my retirement as CEO in 2016. Throughout his career, he has consistently demonstrated integrity, an exceptional work ethic, and outstanding leadership.”

“It has been an incredible privilege to dedicate my career to NHC and our mission of providing exceptional care,” Ussery said. “I am immensely proud of what we have accomplished together as a team. While I will miss the day-to-day work, I am confident that NHC’s future is in excellent hands, and I look forward to watching the company continue to thrive.”

About National HealthCare Corporation

NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,349 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 777 units, three behavioral health hospitals, 34 homecare agencies, and 32 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the Securities Exchange Commission (“SEC”), including Forms 8-K, 10-Q and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.